UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2012

AboveNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23269	11-3168327
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 Hamilton Avenue White Plains, New York		10601
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 421-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On July 2, 2012, AboveNet, Inc. (the “Company”) completed its merger (the “Merger”) with Voila Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Zayo Group, LLC, a Delaware limited liability company (“Parent”), pursuant to the Agreement and Plan of Merger, dated as of March 18, 2012, by and among the Company, Parent, and Merger Sub (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

Item 1.02	Termination of a Material Definitive Agreement.

On July 2, 2012, in conjunction with the closing of the Merger, the Company repaid in full and terminated its existing Revolving Credit Agreement, dated as of January 28, 2011, and as amended by the First Amendment dated as of March 28, 2011, among the Company, its subsidiaries AboveNet Communications, Inc., AboveNet of Utah, L.L.C., AboveNet of VA, L.L.C. and AboveNet International, Inc., the lenders a party thereto and SunTrust Bank, as administrative agent.

Item 2.01	Completion of Acquisition or Disposition of Assets

The information contained in Item 5.01 of this Current Report on Form 8-K is hereby incorporated herein by reference.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the Merger, the Company notified the New York Stock Exchange (the “NYSE”) on July 2, 2012 that each outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) was cancelled and automatically converted into the right to receive $84.00 per share in cash, without interest and less any applicable withholding taxes (other than (i) shares held by the Company, Parent, Merger Sub or their subsidiaries and (ii) shares for which appraisal rights have been perfected), and requested that the NYSE file with the Securities and Exchange Commission (the “SEC”) an application on Form 25 to delist and deregister the Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended. Trading of the Common Stock on the NYSE was suspended prior to the opening of trading on July 2, 2012.

Item 3.03	Material Modification to Rights of Security Holders.

Effective as of the closing of the Merger, each outstanding share of Common Stock (other than (i) shares held by the Company, Parent, Merger Sub or their subsidiaries and (ii) shares for which appraisal rights have been perfected) was cancelled and automatically converted into the right to receive $84.00 in cash, without interest and less any applicable withholding taxes.

Item 5.01	Changes in Control of Registrant.

On July 2, 2012, Parent consummated the acquisition of the Company through the Merger of Merger Sub with and into the Company. The Company is the surviving corporation in the Merger and a direct wholly-owned subsidiary of Parent.

The information set forth in Item 5.02 of this Current Report on Form 8-K is incorporated into this Item 5.01 by reference.

The aggregate purchase price paid for all equity securities of the Company was approximately $2.2 billion, net of cash acquired by Parent. The aggregate purchase price and related fees and expenses were funded by new credit facilities and private offerings of debt securities, as well as by equity financing provided by investment funds affiliated with GTCR, LLC, together with other co-investors, including existing indirect owners of Parent.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

All of the members of the Board of Directors of the Company prior to the Merger voluntarily resigned from the Company’s Board of Directors and all committees thereof, effective as of the effective time of the Merger. The members of the Board of Directors of the Company immediately after consummation of the Merger are Daniel P. Caruso, Gillis Cashman, Michael Choe, John A. Downer, John Siegel, Rick Connor, Phillip A. Canfield and Lawrence Fey.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the effective time of the Merger, on July 2, 2012, the certificate of incorporation and the bylaws of the Company, each as in effect immediately prior to the Merger, were amended in their entirety in accordance with the terms of the Merger Agreement. A copy of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company are attached as Exhibits 3.1 and 3.2, hereto, respectively, and are incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On July 2, 2012, Parent issued a press release announcing the closing of the Merger, the text of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description

3.1	Amended and Restated Certificate of Incorporation of AboveNet, Inc.

3.2	Amended and Restated Bylaws of AboveNet, Inc.

99.1	Press Release issued on July 2, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABOVENET, INC.

Date: July 2, 2012	By:	/s/ Ken desGarennes
Ken desGarennes
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

3.1	Amended and Restated Certificate of Incorporation of AboveNet, Inc.

3.2	Amended and Restated Bylaws of AboveNet, Inc.

99.1	Press Release issued on July 2, 2012.